Dated as of:  June 2, 2004

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND IS ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. 1                                                                                                                                    $800,000

Home Solutions of America, Inc.

Amended and Restated Promissory Note

            This Amended and Restated Promissory Note (the "Note") is issued jointly and severally  by Home Solutions of America, Inc. formerly known as Nextgen Communications Corporation, a Delaware corporation ("HOM"), and P.W. Stephens, Inc., a California corporation ("Stephens" and together with HOM, collectively, individually, jointly and severally an "Obligor") to Jane C. Barber, an individual (the "Holder"), pursuant to Section 2 of that certain Fourth Amendment to Stock Purchase Agreement and Global Settlement and Release Agreement (the "Fourth Amendment") of even date herewith, pursuant to which each Obligor and the Holder, among others, have settled certain disputes among themselves and other parties.  Pursuant to the Fourth Amendment, this Note is being issued in exchange (in full substitution for and replacement of) for that certain Promissory Note (the "Original Note") dated as of November 1, 2002, in the original principal amount of $1,444,100, issued by HOM to the Holder, which currently has an outstanding balance of $970,677.81, as of May 26, 2004.  The Original Note was issued in connection with the sale (the "Sale") by the Holder of all of the outstanding capital stock of Stephens.  This Note evidences a portion of the consideration owed to the Holder in connection with the Sale.

            FOR VALUE RECEIVED, each Obligor hereby promises to pay to the Holder or her registered assigns the aggregate principal sum of $800,000, together with accrued interest thereon, on the following terms:

            Payments.  Payments of principal and interest on the outstanding principal balance hereof shall be due and payable as follows:  (i) $75,000 shall be paid on the date hereof, (ii) eleven equal monthly installments of $62,346 shall be paid on the 26th day of the month, commencing June 26, 2004, and (iii) all remaining principal and interest shall be due and payable on May 26, 2005 (the "Maturity Date").  All payments in respect of the indebtedness evidenced hereby shall be made in collected funds, and shall be applied to accrued interest before principal.  This Note may be prepaid at any time without penalty.

            Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to six percent (6%), commencing on the date hereof.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Person (as defined in Section 4) in whose name this Note is registered on the records of each Obligor regarding registration and transfers of Notes (the "Note Register").  Notwithstanding any provision hereof, until an assignment of this Note by the Holder, this Note shall be registered in the name of Jane C. Barber on the records of each Obligor in the Note Register, and after such assignment in the name of all holder of this Note.

This Note is subject to the following additional provisions:

Section 1.        This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2.        Events of Default.

(a)        An "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)         Any default in the payment of the principal of, interest on or other charges in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on an installment, an Interest Payment Date, or the Maturity Date or by acceleration or otherwise), upon 10 days' notice from the Holder to HOM; or

(ii)        An Obligor shall commence, or there shall be commenced against an Obligor under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or an Obligor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to an Obligor or there is commenced against an Obligor any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or an Obligor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or an Obligor suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 61 days; or an Obligor makes a general assignment for the benefit of creditors; or an Obligor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or an Obligor shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or an Obligor shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by an Obligor for the purpose of effecting any of the foregoing.

(iii)       Any Obligor shall default under any term or provisions of any agreement, note or instrument by and between or among any Obligor and the Holder, including, but not limited to, the Fourth Amendment, or delivered or held by or for the benefit of the Holder, and such default remains uncured for ten days following delivery of written notice from or on behalf of the Holder to HOM.

(b)        During the time that any portion of this Note is outstanding, if any Event of Default occurs and is continuing, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash.  The Holder need not provide and each Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 3.        Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day (defined below) after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Obligor:	Home Solutions of America, Inc.
5565 Red Bird Center Drive Suite 150
Dallas, Texas 75237
Attn: Rick J. O'Brien, CFO
Facsimile No.: (214) 333-9435

With Copy to:	J. Paul Caver, Esq. 2724 Routh Street Dallas, Texas 75201 Facsimile No.: (214) 468-8867

If to the Holder:	Jane C. Barber
1633 Chandelle Lane
Fallbrook, California 92028
Facsimile No.: (760) 723-9207

With Copy to:	Joel J. Thomas, Esq. Law Officer of Joel Thomas 46 Windjammer Court Long Beach, CA 90803 Facsimile No.: (562) 493-8850

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 4.        Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 5.        If this Note is mutilated, lost, stolen or destroyed, each Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to each Obligor.

Section 6.         Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of this Note or the rights and duties of any person in relation thereto, the party prevailing in such litigation shall be entitled to, in addition to such other relief that may be granted, a reasonable sum as and for her or its attorneys' fees in such litigation.

Section 7.        Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 8.        If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. Each Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive an Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and each Obligor (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 9.        Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 10.      No Usury.  Each Obligor does not intend or expect to pay, nor does the Holder intend or expect to charge, collect or accept, any interest greater than the highest legal rate of interest that may be charged under any applicable law.  Should the acceleration hereof or any charges made hereunder result in the computation or earning of interest in excess of such legal rate, any and all such excess shall be and the same is hereby waived by the Holder, and any such excess shall be credited by the Holder to the principal balance hereof.

Section 11.      INTENTIONALLY OMITTED

Section 12.      Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any rights arising out of, this Note may be brought against any of the parties in the courts of the State of California, County of Orange, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any object to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Notwithstanding any other provision of this Note or any other document or agreement between the Holder and an Obligor, neither Obligor may reduce the amount of any payment obligation under this Note or any other Agreement Documentation, as defined in the Fourth Amendment (each a "Payment Obligation") as an off set against any alleged and/or actual obligation of the Holder to any Obligor or any third party ("Holder Obligation").  Any attempt to reduce the amount of any Payment Obligation in reduction or payment of or otherwise in connection with any Holder Obligation (such reduction or attempted reduction being referred to herein as a "Payment Offset") shall be null and void and constitute a default by each Obligor and an event of default under any and all document(s) or agreement(s) by and between or among the Holder and either Obligor or to which the Holder is a beneficiary, including, without limitation, this Note, or under which an Obligor has an obligation under or in connection with the Agreement Documentation, as defined in the Fourth Amendment or the transactions contemplated thereby, including, without limitation, any Stock Purchase Documentation, as defined in the Fourth Amendment.  Upon the occurrence of an Payment Offset or an attempted Payment Offset, the Holder and any assign of the Holder may avail herself, himself or itself any and all rights the same may have at law or in equity.

THE OBLIGATIONS OF EITHER OBLIGOR TO THE HOLDER UNDER THIS INSTRUMENT SHALL NOT BE SUBORDINATED TO ANY OTHER OBLIGATION OF THE OBLIGOR.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Obligor  has executed this Amended and Restated Promissory Note as of the date set forth above.

The Obligor: Home Solutions of America, Inc.
By: Name: Title:

The Obligor: P.W. Stephens, Inc., a California Corporation

By: Name: Title: